Exhibit 99.1

                   Digital River Settles Crawford Patent Claim

    MINNEAPOLIS--(BUSINESS WIRE)--Dec. 29, 2004--Digital River, Inc. (NASDAQ:DRIV), a global leader in e-commerce outsourcing, today announced that it had settled, for an undisclosed amount and terms, the action brought by Christopher M. Crawford against Digital River, which had alleged infringement of United States Patent No. 6,014,651. Company management stated that the amount of the settlement was not considered material to the operations or financial position of the Company.

    About Digital River, Inc.

    Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for more than 40,000 software publishers, manufacturers, distributors and online retailers. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company's comprehensive platform offers site development and hosting, order management, fraud prevention, site merchandising, advanced reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service.
    Founded in 1994, Digital River is headquartered in Minneapolis with offices in major U.S. and European cities. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

    Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.



    CONTACT: Digital River, Inc., Minneapolis
             Media Contact:
             Kristin Mattson, 952-646-5581
             publicrelations@digitalriver.com
             or
             Investor Relations Contact:
             Carter Hicks, 952-253-8406
             investorrelations@digitalriver.com